Exhibit 99.1

NEWS RELEASE

CASA SYSTEMS AWARDED MULTI-YEAR CONTRACT FROM VERIZON

Casa Systems to provide its 5G Core Network Functions to help enable Verizon’s public

Mobile Edge Computing service offering

Verizon to make ~$40 million equity investment in Casa Common Stock

ANDOVER, Mass. – April 18, 2022 – Casa Systems, Inc. (Nasdaq: CASA), a leading provider of physical and cloud-native infrastructure technology solutions for mobile, cable and fixed networks, today announced that they have been awarded a multi-year purchase contract from Verizon Sourcing Inc. (NYSE, Nasdaq: VZ). In addition, Verizon will make an investment of approximately $40M in Casa common stock, resulting in a 9.9% ownership stake.

Under the terms of the commercial agreement, Casa Systems will provide its 5G Core Network Functions to Verizon, helping power the company’s public Mobile Edge Compute (MEC) service offering. Mobile Edge Compute (MEC) technology moves computing resources onto cloud servers at the network edge—as close as possible to places where data is generated.

“This announcement is an important milestone for our 5G Core, enterprise small cell and security gateway technology, as well as the growth potential of our business,” said Jerry Guo, President and CEO of Casa Systems. “Our cloud-native approach is at the foundation of today’s agreement and represents an important pivot in the telecommunications industry. Casa Systems is excited to be at the forefront of this shift towards a cutting edge, cloud-based strategy through this partnership with Verizon. This agreement validates our leadership in 5G Core and MEC and positions Casa Systems as a key champion for cloud-native 5G infrastructure in the United States. I couldn’t be more proud of our team for all their hard work in helping us achieve this agreement.”

“Casa Systems is an important member of our 5G and MEC ecosystem, providing flexible applications that will allow us to scale up for our customers as real-time solutions continue to grow,” said Kyle Malady, President, Global Networks and Technology at Verizon. “We have confidence in Casa as a cloud-native technology partner and look forward to joint innovation as we scale the power of 5G and MEC in the years to come.”

Casa Systems will host a conference call on April 18, 2022 at 9:00 am ET to discuss the transaction. The conference call can be heard via webcast in the investor relations section on its website at http://investors.casa-systems.com or by dialing 877-407-4019 in the United States or 201-689-8337 from international locations with Conference ID 13729364. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Casa Systems’ website for 90 days after the event.

Please connect to the Casa Systems website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

For more information on the transaction, please visit the investor section of Casa Systems’ website at http://www.casa-systems.com.

About Casa Systems, Inc.

Casa Systems, Inc. (Nasdaq: CASA) delivers the core-to-customer building blocks to speed 5G transformation with future-proof solutions and cutting-edge bandwidth for all access types. In today’s increasingly personalized world, Casa Systems creates disruptive architectures built specifically to meet the needs of service provider networks. Our suite of open, cloud-native network solutions unlocks new ways for service providers to build networks without boundaries and maximizes revenue-generating capabilities. Commercially deployed in more than 70 countries, Casa Systems serves over 475 Tier 1 and regional service providers worldwide. For more information, visit http://www.casa-systems.com.

PR CONTACT INFORMATION:

Alicia Thomas

Casa Systems, Inc.

100 Old River Road

Andover, Mass. 01810

+1.817.909.8921

alicia.thomas@casa-systems.com